Exhibit 99.1

Contact:	Adam C. Derbyshire	G. Michael Freeman
	Executive Vice President	Associate Vice President, Investor Relations
	and Chief Financial Officer	and Corporate Communications
	919-862-1000	919-862-1000

SALIX PHARMACEUTICALS REPORTS

3Q2013 RESULTS

29% Increase in Year-over-Year 3Q Product Revenue

24% Increase in Year-over-Year 3Q XIFAXAN® 550 mg Prescriptions

53% Increase in Year-over-Year 3Q APRISO® Prescriptions

28% Increase in Year-over-Year 3Q RELISTOR® Prescriptions

RELISTOR Advisory Committee Scheduled for March 10-11, 2014

XIFAXAN, FULYZAQ® and RELISTOR Intellectual Property Positions Strengthened

RALEIGH, NC, November 7, 2013 - Salix Pharmaceuticals, Ltd. (NASDAQ:SLXP) today announced financial and operating results for the third quarter ended September 30, 2013 and other business updates. Salix also announced today that it has entered into a definitive merger agreement with Santarus, Inc. (NASDAQ:SNTS) under which Salix will acquire all of the outstanding common stock of Santarus for $32.00 per share in cash (without interest). The all-cash transaction values Santarus at approximately $2.6 billion.

Total product revenue was $238.2 million for the third quarter of 2013, a 29% increase compared to $185.1 million for the third quarter of 2012. Total product revenue for the first nine months of 2013 was $676.2 million, a 26% increase compared to $537.3 million for the first nine months of 2012. XIFAXAN® revenue for the third quarter of 2013 was $165.9 million, a 20% increase compared to $137.9 million for the third quarter of 2012. XIFAXAN revenue for the first nine months of 2013 was $469.8 million, a 28% increase compared to $367.5 million for the first nine months of 2012. APRISO® revenue for the third quarter of 2013 was $38.1 million, a 93% increase compared to $19.7 million for the third quarter of 2012. APRISO revenue for the first nine months of 2013 was $91.5 million, a 62% increase compared to $56.6 million for the first nine months of 2012. The following table provides more detail of net product revenues.

In millions	Net Product Revenues
	Three months ended Sept. 30, 2013	Nine months ended Sept. 30, 2013

XIFAXAN	$165.9	$469.8

APRISO	38.1	91.5

RELISTOR	4.3	20.5

MOVIPREP/OSMOPREP	19.2	54.0

SOLESTA	1.8	4.5

DEFLUX	6.6	19.1

Total cost of products sold was $42.9 million for the third quarter of 2013 and $122.5 million for the first nine months of 2013, compared to $26.5 million for the third quarter and $93.9 million for the first nine months of 2012. Gross margin on total product revenue, excluding $11.2 million and $11.3 million in amortization of product rights and intangible assets, for the three-month periods ended September 30, 2013 and 2012, respectively, was 82% and 86%. Gross margin on total product revenue, excluding $33.5 million and $34.0 million in amortization of product rights and intangible assets, for the nine-month periods ended September 30, 2013 and 2012, respectively, was 82% and 83%. Gross margin fluctuates from quarter to quarter due to product mix. We continue to believe gross margin on total product revenue for 2013 should be approximately 82%. Research and development expenses were $38.2 million for the third quarter of 2013 and $113.7 million for the first nine months of 2013, compared to $32.8 million and $86.7 million, respectively, for the prior year periods. The increase in research and development expenses for the third quarter of 2013 compared to the third quarter of 2012 was due primarily to costs associated with the XIFAXAN retreatment study. Selling, general and administrative expenses were $67.2 million for the third quarter of 2013 and $223.8 million for the first nine months of 2013, compared to $61.5 million and $187.3 million, respectively, for the prior year periods. The increase in selling, general and administrative expenses for the third quarter of 2013 compared to the third quarter of 2012 was due primarily to increased personnel costs and increased legal expenses.

The Company reported GAAP net income of $47.3 million, or $0.71 per share, fully diluted, for the third quarter of 2013 and $90.8 million, or $1.40 per share, fully diluted, for the-nine month period ended September 30, 2013.

For the three-month period ended September 30, 2013, earnings before interest, taxes, depreciation, stock-based compensation expense and amortization and the noncash change in acquisition-related contingent consideration (EBITDA) was $98.6 million, and non-GAAP net income was $59.8 million, or $0.89 per share, fully diluted. Non-GAAP net income is comprised of EBITDA, adjusted for cash interest expense and interest income and a provision for income taxes based on non-GAAP income before tax. For the three-month period ended September 30, 2013, non-GAAP net income with income taxes provided on a cash basis was $70.7 million, or $1.06 per share, fully diluted. We believe these non-GAAP measures might provide investors additional relevant information, in part for purposes of historical comparison. In addition, we use these non-GAAP measures to analyze our performance in more detail and with better historical comparability; however, you should be aware that non-GAAP measures are not superior to, nor a substitute for, the comparable GAAP measures, and these non-GAAP measures might not be comparable to similarly named measures disclosed by other companies. The following table reconciles actual results and future guidance for these non-GAAP measures to the most closely related GAAP measures.

In millions	Actual		Actual		Guidance
	Three Months Ended		Nine Months Ended
	Sept 30, 2013	Sept 30, 2012	Sept 30, 2013	Sept 30, 2012	Three Months Ended Dec 30, 2013	Year Ended Dec 31, 2013

GAAP Net Income	$47.3	$16.5	$90.8	$46.6	$40.6	$131.4
Adjustments:
Olon payment	—	—	10.0	—	—	10.0
Intangible impairment charge	—	41.6	—	41.6	—	—
Amortization	11.2	11.3	33.5	34.0	11.2	44.7
Depreciation and stock-based compensation expense	8.7	7.3	24.3	20.0	8.8	33.1
Change in acquisition-related contingent consideration	2.4	(31.4)	7.0	(31.4)	—	7.0
Interest expense	15.5	15.8	46.3	39.7	15.5	61.8
Loss on extinguishment of debt	—	—	—	14.4	—	—
Interest and other income	(0.7)	(0.3)	(1.3)	(10.4)	(1.0)	(2.3)
Income tax expense	14.2	10.9	39.9	35.0	27.4	67.3

EBITDA	$98.6	$71.7	$250.5	$189.5	$102.5	$353.0
Adjustments:
Cash interest expense	(5.0)	(5.4)	(15.3)	(14.5)	(5.1)	(20.4)
Interest and other income	0.7	0.3	1.3	1.1	1.0	2.3
Adjusted income tax expense	(34.5)	(18.4)	(87.1)	(61.1)	(36.7)	(123.8)

Non-GAAP Net Income	$59.8	$48.2	$149.4	$115.0	$61.7	$211.1

Non-GAAP Net Income per share, fully diluted	$0.89	$0.77	$2.30	$1.81	$0.90	$3.20

Fully diluted weighted average shares	66.8	63.0	65.0	63.7	68.6	66.0

Cash and cash equivalents were $817.7 million as of September 30, 2013 and $852.1 million as of October 31, 2013.

Adam Derbyshire, Executive Vice President and Chief Financial Officer, stated, “XIFAXAN 550 mg continued to perform well during the third quarter of 2013 as demonstrated by impressive prescription growth of 24% compared to the third quarter of 2012. APRISO also demonstrated strong prescription year-over-year growth of 53% for the third quarter of 2013 compared to the third quarter of 2012. RELISTOR® prescriptions increased 28% year-over-year for the third quarter of 2013 compared to the third quarter of 2012.

“We continue to believe total Company revenue for 2013 will be approximately $920 million, representing 25% growth over 2012 revenue. Excluding expenses associated with the pending acquisition of Santarus, we continue to believe we will be able to generate EBITDA for 2013 of approximately $353.0 million, representing 37% growth over 2012 EBITDA. Non-GAAP net income for 2013 should be approximately $211.1 million, or $3.20 per share, fully diluted for the full year ending December 31, 2013. For the full year ending December 31, 2013, non-GAAP net income with income taxes provided on a cash basis should be approximately $243.1 million, or $3.68 per share, fully diluted.

“The current annualized run rates, based on dollarizing the September 2013 prescription data for XIFAXAN, MOVIPREP®/OSMOPREP®, APRISO, RELISTOR and our “other products”, are approximately $630 million, $106 million, $128 million, $46 million, and $48 million, respectively. Based on the full year 2013 guidance provided above, for the fourth quarter of 2013 we anticipate total Company product revenue should be approximately $243.8 million and EBITDA, excluding expenses associated with the acquisition of Santarus, should be approximately $102.5 million. Non-GAAP net income for the fourth quarter should be approximately $61.7 million, or $0.90 per share, fully diluted. For the three-month period ending December 31, 2013, non-GAAP net income with income taxes provided on a cash basis should be approximately $69.6 million, or $1.01 per share, fully diluted.”

Carolyn Logan, President and Chief Executive Officer, stated, “XIFAXAN 550 for the treatment of hepatic encephalopathy continues to demonstrate sustained growth and market penetration. During 10 weeks of the past 12 weeks XIFAXAN 550 achieved a record-high level of total prescriptions.

“In October, the American Liver Foundation (ALF) named Salix as the National Corporate Partner of the Year. The award recognizes Salix’s contribution to the development and introduction of XIFAXAN and the Company’s support of the Foundation’s efforts to educate patients and caregivers. We are honored by this recognition and believe that this award exemplifies our commitment to collaborating with healthcare providers, caregivers and patients to diagnose and manage hepatic encephalopathy. This year we partnered with the Foundation to launch several initiatives, including H.E.123. H.E.123 is the most comprehensive online resource available for patients and caregivers to learn about hepatic encephalopathy. We look forward to continuing our relationship with the ALF in our mutual effort to lessen the burden of liver disease.

“During the third quarter of 2013 APRISO, our once-a-day treatment for the maintenance of remission of ulcerative colitis, continued to benefit from changes in the marketplace. Since the beginning of 2013 APRISO’s share of the branded 5-ASA market for ulcerative colitis has increased 40% and the product currently holds approximately 12.5% share. The number of APRISO prescriptions sold during the first nine months of 2013 equaled the number of prescriptions sold during the entire year 2012.

“During the quarter our HIV therapeutic specialists and Futura specialty sales force continued our launch of FULYZAQ for the symptomatic relief of non-infectious diarrhea in adult patients with HIV/AIDS on anti-retroviral therapy. We are pleased to announce that the FULYZAQ Patient Assistance Program has been launched and is now serving both underinsured and uninsured patients who meet the predefined eligibility criteria. Additionally, several state AIDS Drug Assistance Programs (ADAPs) added FULYZAQ to their formularies during the third quarter. We continue to leverage our expertise in gastrointestinal medicine in order to effectively deliver this much-needed treatment to patients.

“On October 1 we announced that the FDA would convene an Advisory Committee on March 10-11, 2014 regarding our Supplemental New Drug Application (sNDA) for RELISTOR for opioid-induced constipation, or OIC, in patients with chronic pain. The FDA intends to seek input from this Advisory Committee prior to answering the Company’s formal appeal to a complete response action the FDA took on July 27, 2013 regarding our RELISTOR sNDA. We remain hopeful that a path forward can lead to the expansion of the use of this new and alternative therapy to treat OIC in patients suffering chronic pain. The FDA has stated that it will take action under the appeal within 30 days after receiving input from the Advisory Committee.

“Progress continued during the third quarter with respect to TARGET 3 - our Phase 3 study to evaluate the efficacy and safety of repeat treatment with rifaximin 550 mg TID, or three times daily, for 14 days in subjects with irritable bowel syndrome with diarrhea, or IBS-D, who responded to an initial treatment course with rifaximin 550 mg TID for 14 days. We continue to enroll subjects into the double-blind retreatment phase of the study and anticipate securing a FDA decision regarding approvability during the second half of 2014.

“Earlier in the year we announced statistically significant results for budesonide foam in the treatment of active mild to moderate ulcerative proctitis or ulcerative proctosigmoiditis in two Phase 3 studies. The Company plans for an NDA submission during the fourth quarter of 2013.

“During the third quarter of 2013 patient enrollment continued in our Phase 2, double-blind, placebo-controlled, dose-ranging study of rifaximin soluble solid dispersion, or SSD, tablets for the prevention of complications of early decompensated liver cirrhosis. Rifaximin SSD, formerly referred to as “next generation rifaximin”, was formulated to maximize both the dosing efficiency as well as the efficacy of rifaximin.

“We continued discussions with the FDA during the third quarter regarding the design of the Phase 3 trial of extended intestinal release, or EIR, rifaximin. We anticipate initiating patient enrollment in two Phase 3 trials by the end of 2013 with the goal of securing FDA approval to market EIR rifaximin for the treatment of Crohn’s disease.

“Over the course of the past several months we continued to enhance our intellectual property positions related to XIFAXAN, FULYZAQ and RELISTOR. We secured an additional pharmaceutical formulation patent containing a rifaximin polymorph that should provide protection until 2026 and a patent covering the formulation, methods of administering and methods of making the extended intestinal release formulation of rifaximin that should provide protection until 2027. We secured a formulation patent covering our RELISTOR syringe, vial, prefilled syringe and multi-dose pen products that should provide protection until 2024 and a formulation patent covering our oral RELISTOR product that should provide protection until 2031. We also secured a method of treatment patent covering FULYZAQ that should provide protection until 2018.

“Salix continues to succeed in our mission of being the leading specialty pharmaceutical company licensing, developing and marketing innovative products to healthcare professionals to prevent or treat gastrointestinal disorders. We believe our acquisition of Santarus and the combined assets of our two companies should create a larger, even stronger Salix that will be better positioned to provide solutions for gastrointestinal disorders to patients and healthcare providers. We look forward to entering 2014 and beyond as the largest U.S. gastroenterology-focused specialty pharmaceutical company.”

Conference Call and Webcast Information

Santarus’ third quarter financial results conference call, previously scheduled for November 7, 2013 at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time), has been cancelled.

Salix will host a conference call at 4:30 p.m. ET, on Thursday, November 7, 2013. Interested parties can access the conference call by way of web cast or telephone. The live web cast will be available at www.salix.com. A replay of the web cast will be available at the same location. The telephone numbers to access the live conference call are (800) 319-9003 (U.S. and Canada) or (719) 325-2134 (international). The telephone numbers to access the replay of the call are (888) 203-1112 (U.S. and Canada) or (719) 457- 0820 (international). The participant passcode for the calls is 612126

About XIFAXAN® (rifaximin) 550 mg tablets

Indication for XIFAXAN® 550 mg

XIFAXAN 550 mg is a rifamycin antibacterial indicated for reduction in risk of overt hepatic encephalopathy (HE) recurrence in patients > 18 years of age.

Important Safety Information for XIFAXAN® 550 mg

XIFAXAN (rifaximin) 550 mg tablets are contraindicated in patients with a hypersensitivity to rifaximin, any of the rifamycin antimicrobial agents, or any of the components in XIFAXAN. Hypersensitivity reactions have included exfoliative dermatitis, angioneurotic edema, and anaphylaxis.

Clostridium difficile-associated diarrhea (CDAD) has been reported with use of nearly all antibacterial agents, including XIFAXAN, and may range in severity from mild diarrhea to fatal colitis. Treatment with antibacterial agents alters the normal flora of the colon which may lead to overgrowth of C. difficile. If CDAD is suspected or confirmed, ongoing antibiotic use not directed against C. difficile may need to be discontinued.

There is increased systemic exposure in patients with more severe hepatic dysfunction. The clinical trials were limited to patients with MELD scores < 25. Therefore, caution should be exercised when administering XIFAXAN to patients with severe hepatic impairment (Child-Pugh C).

Based on animal data, XIFAXAN may cause fetal harm. Discontinue in nursing mothers after taking into account the importance of the drug to the mother.

The most common adverse reactions occurring in ≥ 10% of patients and at a higher incidence than placebo in the clinical study were edema peripheral (15%), nausea (14%), dizziness (13%), fatigue (12%), and ascites (11%).

Xifaxan 550 mg is not available for sale outside the U.S.

Xifaxan 550 mg is licensed by Alfa Wassermann S.p.A. to Salix Pharmaceuticals, Inc.

About RELISTOR® (methylnaltrexone bromide) Subcutaneous Injection

Indication for RELISTOR® (methylnaltrexone bromide) Subcutaneous Injection

RELISTOR is indicated for the treatment of opioid-induced constipation in patients with advanced illness who are receiving palliative care, when response to laxative therapy has not been sufficient. Use of RELISTOR beyond four months has not been studied.

Important Safety Information about RELISTOR

RELISTOR® (methylnaltrexone bromide) Subcutaneous Injection is contraindicated in patients with known or suspected mechanical gastrointestinal obstruction.

Cases of gastrointestinal (GI) perforation have been reported in adult patients with opioid-induced constipation and advanced illness with conditions that may be associated with localized or diffuse reduction of structural integrity in the wall of the GI tract (i.e., cancer, peptic ulcer, Ogilvie’s syndrome). Perforations have involved varying regions of the GI tract (e.g., stomach, duodenum, or colon). Use RELISTOR with caution in patients with known or suspected lesions of the GI tract. Advise patients to discontinue therapy with RELISTOR and promptly notify their physician if they develop severe, persistent, or worsening abdominal symptoms.

If severe or persistent diarrhea occurs during treatment, advise patients to discontinue therapy with RELISTOR and consult their physician.

Use of RELISTOR beyond four months has not been studied.

Safety and efficacy of RELISTOR have not been established in pediatric patients.

The most common adverse reactions reported with RELISTOR compared with placebo in clinical trials were abdominal pain (28.5%), flatulence (13.3%), nausea (11.5%), dizziness (7.3%), diarrhea (5.5%), and hyperhidrosis (6.7%).

Please see complete Prescribing Information for RELISTOR.

About FULYZAQ™ (crofelemer) delayed-release tablets

Indication for FULYZAQ™ (crofelemer) delayed-release tablets

FULYZAQ is an anti-diarrheal indicated for the symptomatic relief of non-infectious diarrhea in adult patients with HIV/AIDS on anti-retroviral therapy.

Important Safety Information for FULYZAQ™ (crofelemer) delayed-release tablets

FULYZAQ™ (crofelemer) delayed-release tablets should not be used for the treatment of infectious diarrhea. Rule out infectious etiologies of diarrhea before starting FULYZAQ. If infectious etiologies are not considered, and FULYZAQ is initiated based on a presumptive diagnosis of noninfectious diarrhea, then there is a risk that patients with infectious etiologies will not receive the appropriate treatments, and their disease may worsen.

Based on animal data, FULYZAQ may cause fetal harm. Safety and effectiveness of FULYZAQ have not been established in patients less than 18 years of age.

In clinical studies, the most common adverse reactions (occurring in >3% of patients and at a rate greater than placebo) were upper respiratory tract infection, bronchitis, cough, flatulence, and increased bilirubin.

Salix obtained rights to crofelemer from Napo Pharmaceuticals, Inc.

Important Safety Information about APRISO

APRISO® (mesalamine) extended-release capsules are contraindicated in patients with hypersensitivity to salicylates or aminosalicylates (sulfasalazine), or to any of the components of APRISO capsules.

It is recommended that patients have an evaluation of renal function prior to initiation of APRISO therapy and periodically while on therapy. Exercise caution when using APRISO in patients with known renal dysfunction or a history of renal disease.

Mesalamine has been associated with an acute intolerance syndrome that may be difficult to distinguish from a flare of inflammatory bowel disease. Symptoms include cramping, acute abdominal pain and bloody diarrhea, sometimes fever, headache, and rash. If acute intolerance syndrome is suspected, promptly discontinue treatment with APRISO.

There have been reports of hepatic failure in patients with pre-existing liver disease who have been administered mesalamine. Caution should be exercised when administering APRISO to patients with liver disease.

Because dissolution of the coating of APRISO granules depends on pH, APRISO should not be co-administered with antacids. Caution should be taken to closely monitor blood cell counts during mesalamine therapy in patients ages 65 and older. Patients with phenylketonuria should be aware that APRISO contains aspartame, equivalent to 2.24 mg of phenylalanine per day.

The most common treatment-related adverse events occurring in at least 3% of adult patients taking APRISO and at a rate greater than placebo in clinical trials were headache (11%), diarrhea (8%), upper abdominal pain (5%), nausea (4%), nasopharyngitis (4%), influenza and influenza-like illness (4%), and sinusitis (3%).

Please see complete Prescribing Information for APRISO.

About Salix

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products and medical devices for the prevention and treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic products, complete any required development and regulatory submission of these products, and market them through the Company’s gastroenterology specialty sales and marketing team.

Salix markets XIFAXAN® (rifaximin) tablets 200 mg and 550 mg, MOVIPREP® (PEG 3350, Sodium Sulfate, Sodium Chloride, Potassium Chloride, Sodium Ascorbate and Ascorbic Acid for Oral Solution), OSMOPREP® (sodium phosphate monobasic monohydrate, USP and sodium phosphate dibasic anhydrous, USP) Tablets, APRISO® (mesalamine) extended-release capsules 0.375 g, GIAZO™ (balsalazide disodium) tablets, COLAZAL® (balsalazide disodium) Capsules, METOZOLV® ODT (metoclopramide HCl), RELISTOR® (methylnaltrexone bromide) Subcutaneous Injection, FULYZAQ™ (crofelemer) delayed-release tablets, SOLESTA®, DEFLUX®, PEPCID® (famotidine) for Oral Suspension, DIURIL® (Chlorothiazide) Oral Suspension, AZASAN® (Azathioprine) Tablets, USP, 75/100 mg, ANUSOL-HC® 2.5% (Hydrocortisone Cream, USP), ANUSOL-HC® 25 mg Suppository (Hydrocortisone Acetate), PROCTOCORT® Cream (Hydrocortisone Cream, USP) 1% and PROCTOCORT® Suppository (Hydrocortisone Acetate Rectal Suppositories) 30 mg. Budesonide foam, RELISTOR®, LUMACAN™ and rifaximin for additional indications are under development.

For full prescribing information and important safety information on Salix products, including BOXED WARNINGS for OSMOPREP, AZASAN and METOZOLV, please visit www.salix.com where the Company promptly posts press releases, SEC filings and other important information or contact the Company at 919 862-1000.

Salix trades on the NASDAQ Global Select Market under the ticker symbol “SLXP”.

For more information, please visit our Website at www.salix.com or contact the Company at 919-862-1000. Follow us on Twitter (@SalixPharma) and Facebook (www.facebook.com/SalixPharma). Information on our Twitter feed, Facebook page and web site is not incorporated in our SEC filings.

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About Santarus

Santarus, Inc. is a specialty biopharmaceutical company focused on acquiring, developing and commercializing proprietary products that address the needs of patients treated by physician specialists. The company’s current commercial efforts are focused on five products. UCERIS® (budesonide) extended release tablets for the induction of remission in patients with active, mild to moderate ulcerative colitis and ZEGERID® (omeprazole/sodium bicarbonate) for the treatment of certain upper gastrointestinal disorders are promoted to gastroenterologists. GLUMETZA® (metformin hydrochloride extended release tablets) and CYCLOSET® (bromocriptine mesylate) tablets, which are indicated as adjuncts to diet and exercise to improve glycemic control in adults with type 2 diabetes, and FENOGLIDE® (fenofibrate) tablets, which is indicated as an adjunct to diet to reduce high cholesterol, are promoted to endocrinologists and other physicians who treat patients with type 2 diabetes. Full prescribing and safety information for Santarus’ products is available at www.santarus.com or by contacting Santarus at 1-888-778-0887.

Santarus’ product development pipeline includes the investigational drug RUCONEST® (recombinant human C1 esterase inhibitor). A Biologics License Application for RUCONEST for the treatment of acute angioedema attacks in patients with hereditary angioedema is under review by the U.S. Food and Drug Administration with a response expected in April 2014. Santarus is also developing rifamycin SV MMX®, which is in Phase III clinical testing for treatment of travelers’ diarrhea. In addition, the company has completed a Phase I clinical program with SAN-300, an investigational monoclonal antibody. More information about Santarus is available at www.santarus.com.

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Cautionary Statement Regarding Forward-Looking Statements

Please Note: The materials provided herein that are not historical facts are or might constitute projections and other forward-looking statements regarding future events. Although we believe the expectations reflected in such forward-looking statements are based on reasonable assumptions, our expectations might not be attained. Forward-looking statements are just predictions and are subject to known and unknown risks and uncertainties that could cause actual events or results to differ materially from expected results. Factors that could cause actual events or results to differ materially from those described in this press release include, among others: uncertainties as to the ability to successfully complete the proposed transaction in accordance with its terms and in accordance with the expected schedule; the possibility that competing offers will be made; the possibility that various closing conditions for the proposed transaction may not be satisfied or waived, including the tender of at least a majority of the outstanding shares of Santarus common stock or that a governmental entity may prohibit or refuse to grant any approval required for the consummation of the proposed transaction; risks associated with the proposed debt financing, including that it not close or that its terms are unfavorable; the unpredictability of the duration and results of regulatory review of New Drug Applications, Biologics License Agreements, and Investigational NDAs; generic and other competition in an increasingly global industry; litigation and the possible impairment of, or inability to obtain, intellectual property rights and the costs of obtaining such rights from third parties in an increasingly global industry; the cost, timing and results of clinical trials and other development activities involving pharmaceutical products; post-marketing approval regulation, including the ongoing Department of Justice investigation of Salix’s marketing practices; market acceptance for approved products; revenue recognition and other critical accounting policies; the need to acquire new products; general economic and business conditions; and other factors. Readers are cautioned not to place undue reliance on the forward-looking statements included in this press release, which speak only as of the date hereof. Salix does not undertake to update any of these statements in light of new information or future events, except as required by law. The reader is referred to the documents that Salix files from time to time with the SEC.

About the Tender Offer

The tender offer for the outstanding common stock of Santarus has not yet commenced. The foregoing is neither an offer to purchase nor a solicitation of an offer to sell securities. At the time the tender offer is commenced, Salix and Willow Acquisition Sub Corporation, a Delaware corporation, will file a tender offer statement on Schedule TO with the SEC, and Santarus will file a solicitation/recommendation statement on Schedule 14D-9 with respect to the tender offer. The tender offer to purchase shares of Santarus’ common stock will only be made pursuant to the offer to purchase, the letter of transmittal and related documents filed with such Schedule TO. The tender offer statement (including an offer to purchase, a related letter of transmittal and other offer documents) and the solicitation/recommendation statement, as each may be amended from time to time, will contain important information that should be read carefully by Santarus’ stockholders before any decision is made with respect to the tender offer. These materials will be sent free of charge to all of Santarus’ stockholders when available. All stockholders of Santarus may obtain a free copy of the tender offer statement and the solicitation/recommendation statement (when available) on the SEC’s website: www.sec.gov or by directing such requests to the Information Agent for the tender offer, which will be named in the tender offer statement. Copies of Santarus’ filings with the SEC may be obtained free of charge at the “Investors” section of Santarus’ website at www.santarus.com.

SANTARUS’ STOCKHOLDERS ARE ADVISED TO READ THE SCHEDULE TO AND THE SCHEDULE 14D-9, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BEFORE THEY MAKE ANY DECISION WITH RESPECT TO THE TENDER OFFER, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES THERETO.

Salix Pharmaceuticals, Ltd.

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2013	2012	2013	2012
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues:
Net product revenues	$238,184	$185,132	$676,226	$537,271

Costs and Expenses:
Cost of products sold	42,899	26,471	122,460	93,918
Amortization of product rights and intangible assets	11,189	11,345	33,518	34,034
Research and development	38,197	32,819	113,733	86,677
Selling, general and administrative	67,185	61,543	223,785	187,266
Intangible asset impairment charge	—	41,600	—	41,600
Change in acquisition-related contingent consideration	2,400	(31,398)	7,000	(31,398)

Total costs and expenses	161,870	142,380	500,496	412,097

Income from operations	76,314	42,752	175,730	125,174
Loss on extinguishment of debt	—	—	—	(14,369)
Interest expense	(15,497)	(15,692)	(46,285)	(39,591)
Interest and other income	712	279	1,348	10,409

Income before income tax	61,529	27,339	130,793	81,623
Income tax expense	14,198	10,803	40,021	35,000

Net Income	$47,331	$16,536	$90,772	$46,623

Income per share, basic	$0.77	$0.28	$1.48	$0.79

Income per share, diluted	$0.71	$0.26	$1.40	$0.73

Shares used in computing net income per share, basic	61,763	58,755	61,416	58,671

Shares used in computing net income per share, diluted	66,829	62,983	65,031	63,689

Salix Pharmaceuticals, Ltd.

Condensed Consolidated Balance Sheets

(In thousands)

	September 30,	December 31,
	2013	2012
	(unaudited)	(audited)
Assets
Cash and cash equivalents	$817,725	$751,006
Accounts receivable, net	389,750	268,239
Inventory	106,284	90,533
Other assets	751,834	765,006

Total Assets	$2,065,593	$1,874,784

Liabilities and Stockholders’ Equity
Accounts payable and other liabilities	$1,387,111	$1,314,283

Total liabilities	1,387,111	1,314,283

Common stock	63	61
Additional paid-in-capital	657,916	631,364
Other comprehensive loss	1,111	456
Accumulated deficit	19,392	(71,380)

Total stockholders’ equity	678,482	560,501

Total Liabilities and Stockholders’ Equity	$2,065,593	$1,874,784